Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
November 15, 2010
News Media
	Ruben Rodriguez	(202) 624-6620

Financial Community
	Robert Dennis	(202) 624-6129

American Solar Direct Inc.
	Beth Spence	(424) 214-6703
WGL Holdings, Inc. Announces $50,000,000 Solar System Investment Agreement with American Solar
Direct Inc., a Provider of Solar Electric Systems
WASHINGTON, DC — WGL Holdings, Inc. (NYSE: WGL) today announced its $50 million solar system investment agreement with California-based residential solar system installer, American Solar Direct Inc. (ASDI). Along with this agreement, WGL Holdings has also made a $5 million equity investment in ASDI’s parent company, Direct Holdings Inc. (ASDHI), establishing a long-term strategic relationship.
“California is one of the most attractive geographic regions for the residential solar market across North America,” said Terry McCallister, Chairman and CEO of WGL Holdings, Inc. “Gaining a foothold in this developing market is an important step in the pursuit of our vision of providing clean and efficient energy solutions to customers.”
ASDI’s experienced leadership team has a successful history of entrepreneurship in the energy industry. The businesses that ASDI’s principals have launched and developed collectively serve the energy needs of over a million residential customers. Under the investment agreement structure, ASDI will be responsible for marketing and installing residential solar systems. The partnership will then own and maintain the systems, receiving customers’ monthly lease payments as well as federal and state incentives.
WGL Holdings, Inc. • 101 Constitution Avenue, NW. • Washington, D.C. 20080 • www.wglholdings.com

“WGL Holdings is an ideal partner for us. Not only can the company benefit from the tax incentives associated with solar, but it also has over a century of energy industry experience and leadership upon which ASDI can draw as it grows,” explained Ravi Thuraisingham, President and CFO of ASDI. “As a more recently formed company, ASDI cannot itself receive some of the tax benefits associated with solar energy,”
With a fixed rate lease plan that does not increase with inflation or utility prices, ASDI is a unique participant in the residential solar market field. ASDI prides itself on offering consumers a simple and affordable energy solution, with a lease rate that includes maintenance, warranty service and cleaning.
“ We could not be more pleased that WGL Holdings, a company with a 160 year history of reliable energy distribution, sees the value of energy choice, innovation and sustainability,” noted Brennan Mulcahy, CEO of ASDI. “This agreement is illustrative of America’s move toward energy self-reliance.”
Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment, which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available on its website, wglholdings.com. Go to washingtongas.com for more information about Washington Gas Light Company.
American Solar Direct Inc. is a trusted provider of solar electric systems to homeowners in the state of California. Through its fixed rate solar lease program, ASDI offers homeowners the ability to generate their own clean, renewable power, and take control of their electricity costs. Additional information about American Solar Direct is available on its website, www.americansolardirect.com, or contact Beth Spence at bspence@asdsolar.com.
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